Exhibit 99.1

Contact:

Patrick Kane

412-553-7833

Equitable Resources Announces Record Annual Earnings

PITTSBURGH, January 27/PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced record 2004 annual earnings per diluted share (EPS) of $4.44.  This compares with EPS of $2.68 in 2003.  Fourth quarter 2004 EPS was $0.69 as compared to fourth quarter 2003 EPS of $0.78.  Several non-operational factors discussed below impacted full-year results, including a $13.4 million fourth quarter charge for the settlement of a cash balance pension plan.

In January 2005, the Company purchased the remaining 99% limited partnership interest in Eastern Seven Partners, L.P.  As detailed below, this transaction added approximately 30 Bcfe of reserves.

RESULTS BY SEGMENT

Equitable Utilities

Equitable Utilities had operating income of $108.1 million for 2004, compared with $109.9 million for 2003, a 2% decrease.  Net operating revenues for 2004 were $242.7 million compared to $245.1 million in 2003.  Heating degree-days were 5,360 for 2004, which is 6% warmer than the 5,695 degree-days recorded in 2003 and 8% warmer than the 30-year norm of 5,829 degree-days.

Total operating expenses for 2004 were $134.6 million, compared to $135.2 million in 2003.  Expenses related to depreciation, depletion, and amortization expense (DD&A) and bad debt expense were lower than the prior year, but were partially offset by higher customer information system costs and state franchise taxes.  The decrease in DD&A primarily reflects application of longer expected service life to pipes at Equitable Gas resulting from a Pennsylvania Public Utilities Commission mandated asset service life study, partially offset by the effect of capital investments.

Operating income for the 2004 fourth quarter was $37.5 million, 14% higher than the $32.8 million earned in the year ago quarter.  Increased storage and commercial margins, partially offset by lower heating-related revenues, resulted in a 1% increase in net operating revenues for the quarter.  Operating expenses in the quarter decreased 11% from $35.8 million in 2003 to $31.7 million in 2004, primarily as a result of a reduction in DD&A at Equitable Gas as noted above, retroactive to January 1, 2004, and a reduction in bad debt expense.

Equitable Supply

Equitable Supply recorded operating income of $227.4 million in 2004, 16% higher than the $195.8 million earned in 2003.  Total revenues for 2004 were $390.4 million, 17% higher than the 2003 revenues of $332.4 million.  The increase in total revenues was primarily the result of a 14% higher average well-head sales price, a 5% increase in sales volumes, and a 7% increase in gathering revenues.

Operating expenses increased 19% from $136.6 million in 2003 to $163.1 million in 2004 due to higher gathering and compression expense, DD&A, lease operating expense, and severance taxes.  The increase in gathering and compression expense is mainly attributable to increases in compressor expense, field line and meter operations, and staffing.  DD&A increased due to capital expenditures for production and gathering assets.  The increase in lease operating expense is primarily related to increased cost for insurance, a charge for environmental site assessments required under the Company’s Spill Prevention, Control and Countermeasure plan, and increased property tax due to increased revenues.  During 2004, the Company made a strategic shift toward developing an infrastructure that will accommodate production from an accelerated drilling program.  The Company plans to drill 440 wells in 2005, compared with the 314 wells drilled in 2004.

Operating income for the 2004 fourth quarter of $54.2 million compared favorably to the $51.0 million of operating income in the fourth quarter 2003.  The average well-head sales price was 16% higher as compared to the fourth quarter 2003, and sales volumes were slightly higher.  Operating expenses increased to $45.8 million in the fourth quarter 2004 from $37.3 million for the same period last year.  Gathering and compression expense increased from $7.2 million in the 2003 fourth quarter to $12.9 million in the 2004 fourth quarter primarily due to increases in compressor expense and field line and meter operations.  During the quarter, upon completion of Supply’s internal evaluation of operational job functions, there was a reclassification of certain operating expenses for the first nine months of 2004 ($1.7 million) from lease operating expense to gathering and compression expense, consistent with Supply’s continued efforts to separate the gathering business from production.

Supply amended its prepaid forward contract at the end of the second quarter 2004 with a portion of the proceeds from the sale of Kerr-McGee shares.  The amendment required Supply to repay the net present value of the portion of the prepayment related to the undelivered quantities of natural gas in the original contract.  Prospectively, through the term of the remaining contract (December 2005), Supply will deliver the required quantity of gas at an effective price of $4.79/Mcf rather than $3.99/Mcf as originally stated in the contract.  The contract amendment resulted in an expense of $5.5 million, reported as other income, net.

Equitable Supply received an insurance payment in the second quarter related to a disputed insurance coverage claim of $6.1 million.  This payment was reported as other income, net.

The third quarter included an increase in operating income of $2.7 million related to a change in the liquid processing contract from a make-whole arrangement to a processing fee arrangement.

NORESCO

The NORESCO segment posted 2004 operating income of $14.9 million, compared with $16.9 million earned in 2003.  Net operating revenues for 2004 were $39.3 million, 4% lower than 2003 net operating revenues of $41.0 million.  Total operating expenses were $24.4 million in 2004 compared with $24.1 million in 2003.  The construction backlog was $83.5 million at year-end, down from $134.2 million at the end of 2003.  The decreases in revenues and backlog were mainly due to the lapsing in September 2003 of the enabling legislation for the performance contracting work that NORESCO performs for the federal government.  The federal government passed new enabling legislation in October 2004, providing NORESCO with the opportunity to resume contracting this work.

NORESCO posted operating income of $4.2 million in the fourth quarter of 2004, compared with $5.8 million in the same period in 2003.  Net operating revenues were lower by 16% at $10.8 million in 2004, compared with $12.8 million in the fourth quarter 2003, while total operating expenses were $6.6 million in the fourth quarter 2004, $0.3 million lower than the $6.9 million in the same period 2003.

In the second quarter 2004, NORESCO recognized an impairment of $40.3 million, which represents substantially all of the international investment portfolio and the related costs of exiting these investments.  In January 2005, NORESCO sold its interest in a Costa Rican electric generation plant to a third party purchaser and recorded a slight gain on the sale.

Other Business

Pension

During the fourth quarter of 2004, the Company irrevocably committed to settle the cash balance portion of the defined benefit pension plan.  This settlement resulted in the Company incurring a charge of $13.4 million.  The cash balance portion of the pension plan provided future benefits for certain salaried employees of the Company’s Utilities segment.

Supply Asset Rationalization

In January 2005, Equitable purchased the remaining 99% limited partnership interest in Eastern Seven Partners, L.P. for cash ($57.5 million) and assumed liabilities ($47.3 million).  The purchase added approximately 30 Bcfe of reserves.  Equitable intends to sell some non-core producing properties during the first half of 2005.  The net result of the purchase and sale is expected to increase the sales volume at Supply to

73 Bcfe in 2005.  The expected increase in revenues will be partially offset by lower other revenues from fees formerly paid by the partnership for marketing and operating services ($4.1 million in 2004).

2005 Earnings Guidance

The Company is reiterating 2005 earnings guidance of between $3.45 and $3.50 per diluted share.  This earnings guidance assumes $5.50 per MMbtu average NYMEX natural gas price and normal weather.

Stock Buyback

During the fourth quarter, Equitable repurchased 500,000 shares of EQT stock for a total of 2,350,000 shares for the year.  The number of shares repurchased since October 1998 is approximately 19.0 million out of the 21.8 million shares currently authorized for repurchase.

Hedging

The approximate volumes and prices of Equitable’s hedges for 2005 through 2007 are:

	2005	2006	2007
Total Volume (Bcf)	63	62	59
Average Price per Mcf (NYMEX)*	$4.80	$4.73	$4.75

*	The above price is based on a conversion rate of 1.05 MMbtu/Mcf

Executive Performance Incentive Programs

The 2002 and 2003 executive performance incentive programs are intended to align management long-term compensation with shareholder return relative to a peer group of 30 companies.  The cost of these programs was $26.2 million in 2004, compared with $15.0 million in 2003.  The increase in expense related to these programs was primarily the result of the Company’s continued re-evaluation of its payout assumptions under the programs, including the Company’s share price payout assumptions and the estimated performance levels to be attained.

In the fourth quarter 2004, the cost of these programs was $10.2 million, compared with $1.0 million in the fourth quarter 2003.

2004 Capital Expenditures

Equitable invested $202 million in capital projects during 2004.  This included $142 million for Equitable Supply, $56 million for Equitable Utilities, and $4 million for Headquarters and NORESCO.

2005 Capital Expenditures

Equitable forecasts $293 million of capital expenditures for 2005.  This forecast includes $219 million for Equitable Supply, $61 million for Equitable Utilities, and $13 million for Headquarters and NORESCO.

Westport/Kerr-McGee Merger

The merger between Westport Resources Corp. (NYSE: WRC) and Kerr-McGee Corp. (NYSE: KMG) closed on June 25, 2004.  As a result of the merger, Equitable recognized a gain of $217.2 million on the exchange of Westport shares for Kerr-McGee shares.

Also in the second quarter, Equitable sold 800,000 Kerr-McGee shares after the merger was completed.  The sale resulted in cash proceeds of $42.9 million, a gain of $3.0 million.

An additional 357,000 Kerr-McGee shares were committed to Equitable Resources Foundation, Inc. in the second quarter.  The foundation supports development programs in the communities where the Company conducts business.  The contribution resulted in an $18.2 million charge.

Equitable earned $3.1 million in 2004 ($1.5 million in the fourth quarter) in Kerr-McGee dividend income, reported as other income, net.  Equitable owned approximately 7.0 million shares of Kerr-McGee at year-end.

Operating Income, Equity Earnings from Nonconsolidated Investments, and Other Income

The Company reports operating income, equity earnings from nonconsolidated investments, and other income by segment in this press release.  Interest, income taxes, Kerr-McGee related matters, and similar items are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Operating income (thousands):
Equitable Utilities	$37,469	$32,791	$108,149	$109,879
Equitable Supply	54,209	51,009	227,369	195,795
NORESCO	4,218	5,818	14,946	16,931
Unallocated expenses	(22,456)	(7,715)	(45,813)	(20,388)
Operating Income	$73,440	$81,903	$304,651	$302,217

The following table reconciles equity earnings from nonconsolidated investments by segment as reported in this press release to the consolidated equity earnings from nonconsolidated investments reported in the Company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Equity earnings from nonconsolidated investments, excluding Westport (thousands):
Equitable Supply	$223	$30	$688	$431
NORESCO	667	(11,020)	(38,438)	(8,589)
Unallocated	52	27	168	149
Total	$942	$(10,963)	$(37,582)	$(8,009)

The following table reconciles other income by segment as reported in this press release to the consolidated other income reported in the Company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Other income, net (thousands):
Equitable Supply	$—	$—	$576	$—
Unallocated	1,514	—	3,116	—
Total	$1,514	$—	$3,692	$—

Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

As previously announced, Equitable’s teleconference with securities analysts at 10:30 a.m. Eastern Time on January 27, 2005 will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a seven day period.

Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas supply, natural gas transmission and distribution, and leading-edge energy management services for customers throughout the United States.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online on Equitable’s website.  The slides will be updated periodically.

DISCLOSURES IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS RELATED TO SUCH MATTERS AS 2005 EPS GUIDANCE OF $3.45 - $3.50, EARNINGS PER SHARE AND DIVIDEND GROWTH, THE APPROXIMATE VOLUMES AND PRICES OF HEDGES FOR 2005 THROUGH 2007, THE REPURCHASE OF ADDITIONAL COMPANY SHARES, REPAYMENT OF DEBT, THE FORECASTED CAPITAL EXPENDITURES, THE COMPANY’S APPROACH TO LONG-TERM COMPENSATION, INCLUDING DEFINED BENEFIT OBLIGATIONS, CHANGES IN OPERATING COSTS, THE ABILITY OF THE COMPANY TO COLLECT ITS ACCOUNTS RECEIVABLE, OPERATIONAL MATTERS AT THE SUPPLY SEGMENT INCLUDING THE ANTICIPATED NUMBER OF WELLS TO BE DRILLED, THE EFFECTIVENESS OF COMPRESSION, AUTOMATION, METERING AND OTHER INFRASTRUCTURE IMPROVEMENT PROJECTS, ANTICIPATED VOLUMES, STAFFING CHANGES AND THE COMPANY’S ABILITY TO SEGREGATE THE GATHERING BUSINESS FROM THE PRODUCTION BUSINESS AND TO RAISE GATHERING RATES, AND REALIZING VALUE FROM THE INVESTMENT IN KERR-MCGEE, INCLUDING THE EFFECTIVENESS OF HEDGING KERR-MCGEE SHARES.  THE COMPANY NOTES THAT A VARIETY OF FACTORS COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS EXPRESSED IN THE COMPANY’S FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES THAT MAY AFFECT THE OPERATIONS, PERFORMANCE, GROWTH AND RESULTS OF THE COMPANY’S BUSINESS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: WEATHER CONDITIONS, COMMODITY PRICES FOR NATURAL GAS AND ASSOCIATED HEDGING ACTIVITIES, INCLUDING CHANGES IN HEDGE POSITIONS, AVAILABILITY AND COST OF FINANCING, CHANGES IN THE COMPANY’S CREDIT RATINGS, CHANGES IN INTEREST RATES, CHANGES IN TAX LAWS, UNANTICIPATED CURTAILMENTS OR DISRUPTIONS IN PRODUCTION, TIMING AND AVAILABILITY OF REGULATORY AND GOVERNMENTAL APPROVALS, INCLUDING PENDING AND ANTICIPATED RATE CASES, THE TIMING AND EXTENT OF THE COMPANY’S SUCCESS IN ACQUIRING UTILITY COMPANIES AND NATURAL GAS PROPERTIES AND DIVESTING NON-CORE PRODUCING PROPERTIES AND INTERNATIONAL ASSETS, THE ABILITY OF THE COMPANY TO DISCOVER, DEVELOP, PRODUCE, GATHER AND MARKET RESERVES, THE ABILITY OF THE COMPANY TO ACQUIRE AND APPLY TECHNOLOGY TO ITS OPERATIONS, THE IMPACT OF COMPETITIVE FACTORS ON PROFIT MARGINS IN VARIOUS MARKETS IN WHICH THE COMPANY COMPETES, THE PACE AT WHICH THE PERFORMANCE CONTRACTING BUSINESS CAN BE RESUMED, CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND/OR THEIR INTERPRETATION,  THE ABILITY OF THE COMPANY TO NEGOTIATE LABOR CONTRACTS, THE AMOUNT OF INCENTIVE PLAN ACCRUALS INCLUDING THE IMPACT OF CHANGES IN THE RELATIVE PRICE OF EQUITABLE COMMON STOCK, THE ABILITY OF THE COMPANY TO REALIZE THE VALUE OF ITS KERR-MCGEE STOCK, AND THE LEVEL OF FUTURE SHARE REPURCHASES BY THE COMPANY.  THE COMPANY UNDERTAKES NO OBLIGATION TO CORRECT OR UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Operating revenues	$344,695	$300,944	$1,191,609	$1,047,277
Cost of sales	164,724	131,221	519,140	428,706
Net operating revenues	179,971	169,723	672,469	618,571

Operating expenses:
Operation and maintenance	28,034	20,015	87,988	76,319
Production	10,687	9,471	43,274	35,687
Selling, general and administrative	49,933	37,830	153,493	126,210
Depreciation, depletion and amortization	17,877	20,504	83,063	78,138
Total operating expenses	106,531	87,820	367,818	316,354

Operating income	73,440	81,903	304,651	302,217

Gain on exchange of Westport for Kerr-McGee shares	—	—	217,212	—

Charitable foundation contribution	—	—	(18,226)	(9,279)

Gain on sale of available for sale securities	—	13,985	3,024	13,985

Equity (losses) earnings from nonconsolidated investments:
Westport	—	—	—	3,614
International investments, primarily impairment	661	(11,059)	(39,590)	(11,059)
Other	281	96	2,008	3,050
	942	(10,963)	(37,582)	(4,395)

Other income, net	1,514	—	3,692	—

Minority interest	(142)	(265)	(976)	(1,413)

Interest expense	13,294	11,308	49,247	45,766

Income from continuing operations before income taxes and cumulative effect of accounting change	62,460	73,352	422,548	255,349
Income taxes	19,186	23,881	142,694	81,792

Income from continuing operations before cumulative effect of accounting change	43,274	49,471	279,854	173,557
Cumulative effect of accounting change, net of tax	—	—	—	(3,556)

Net income	$43,274	$49,471	$279,854	$170,001

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	60,985	62,045	61,682	62,050
Income from continuing operations before cumulative effect of accounting change	$0.71	$0.80	$4.54	$2.80
Cumulative effect of accounting change, net of tax	—	—	—	(0.06)
Net income	$0.71	$0.80	$4.54	$2.74

Diluted:
Weighted average common shares outstanding	62,483	63,310	63,101	63,358
Income from continuing operations before cumulative effect of accounting change	$0.69	$0.78	$4.44	$2.74
Cumulative effect of accounting change, net of tax	—	—	—	(0.06)
Net income	$0.69	$0.78	$4.44	$2.68

(A)                Due to the seasonal nature of the Company’s natural gas distribution and energy marketing business, and the volatility of gas and oil commodity prices, the interim statements for the three month periods are not indicative of results for a full year.

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

OPERATIONAL DATA
Heating degree days (30-year average: Qtr - 2,070; YTD - 5,829)	1,827	1,935	5,360	5,695

Residential sales and transportation volume (MMcf)	7,228	8,088	25,520	27,262
Commercial and industrial volume (MMcf)	7,467	8,233	29,597	28,784
Total throughput (MMcf) - Distribution	14,695	16,321	55,117	56,046
Total throughput (Bbtu) - Pipeline	14,545	18,327	68,929	72,988
Total throughput (Bbtu) - Marketing	14,464	13,662	52,366	40,430

Net operating revenues (thousands):
Distribution
Residential	$28,783	$30,356	$104,612	$109,821
Commercial & industrial	12,617	14,469	48,563	50,660
Other	1,393	1,126	5,950	4,705
Pipeline	16,884	15,140	55,123	52,926
Marketing	9,454	7,535	28,457	27,011
Total net operating revenues	$69,131	$68,626	$242,705	$245,123

Operating expenses as a % of net operating revenues	45.80%	52.22%	55.44%	55.17%

Operating income (thousands):
Distribution	$19,561	$19,259	$56,877	$63,093
Pipeline	8,839	6,938	24,656	22,415
Marketing	9,069	6,594	26,616	24,371
Total operating income	$37,469	$32,791	$108,149	$109,879

Capital expenditures (thousands)	$12,847	$19,315	$56,274	$60,414

FINANCIAL DATA (Thousands)
Utility revenues	$129,083	$124,796	$431,348	$408,110
Marketing revenues	88,530	59,800	300,513	205,258
Total operating revenues	217,613	184,596	731,861	613,368

Utility purchased gas costs	69,406	63,705	217,100	189,998
Marketing purchased gas costs	79,076	52,265	272,056	178,247
Net operating revenues	69,131	68,626	242,705	245,123

Operating expenses:
Operating and maintenance expense	15,116	12,835	52,481	51,208
Selling, general and administrative expense	13,184	15,725	56,446	56,453
Depreciation, depletion and amortization	3,362	7,275	25,629	27,583
Total operating expenses	31,662	35,835	134,556	135,244

Operating income	$37,469	$32,791	$108,149	$109,879

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

OPERATIONAL DATA

Capital expenditures (thousands) (a)	$51,276	$49,908	$141,661	$204,527

Production:
Total sales volumes (MMcfe)	16,889	16,850	67,731	64,306
Average (well-head) sales price ($/Mcfe)	$4.65	$4.01	$4.46	$3.91

Company usage, line loss (MMcfe)	1,477	1,446	5,090	5,501

Natural gas inventory usage, net (MMcfe)	(70)	35	(61)	112

Natural gas and oil production (MMcfe)	18,296	18,331	72,760	69,919

Operated volumes-third parties (MMcfe)	5,627	5,632	21,865	22,619

Lease operating expense excluding severance tax ($/Mcfe)	$0.31	$0.34	$0.36	$0.32
Severance tax ($/Mcfe)	$0.27	$0.18	$0.24	$0.19
Production depletion ($/Mcfe)	$0.54	$0.49	$0.54	$0.49

Gathering:
Gathered volumes (MMcfe)	32,729	33,679	127,339	126,674
Average gathering fee ($/Mcfe)	$0.57	$0.53	$0.58	$0.55
Gathering and compression expense ($/Mcfe)	$0.39	$0.21	$0.28	$0.20
Gathering and compression depreciation ($/Mcfe)	$0.10	$0.09	$0.11	$0.09

(in thousands)
Production operating income	$54,787	$45,526	$212,657	$172,384
Gathering operating income	(578)	5,483	14,712	23,411
Total operating income	$54,209	$51,009	$227,369	$195,795

Production depletion	$9,861	$9,009	$39,100	$33,911
Gathering and compression depreciation	3,384	2,945	13,441	11,711
Other depreciation, depletion and amortization	868	830	3,295	3,126
Total depreciation, depletion and amortization	$14,113	$12,784	$55,836	$48,748

FINANCIAL DATA (Thousands)
Production revenues	$81,265	$70,445	$315,986	$262,607
Gathering revenues	18,760	17,895	74,442	69,827
Total revenues	100,025	88,340	390,428	332,434

Operating expenses:
Lease operating expense excluding severance taxes	5,677	6,148	26,080	22,278
Severance tax	5,010	3,323	17,194	13,409
Gathering and compression expense	12,898	7,179	35,494	25,110
Selling, general and administrative	8,118	7,897	28,455	27,094
Depreciation, depletion and amortization	14,113	12,784	55,836	48,748
Total operating expenses	45,816	37,331	163,059	136,639

Operating income	$54,209	$51,009	$227,369	$195,795

Other income, net	$—	$—	$576	$—
Equity earnings from nonconsolidated investments	$223	$30	$688	$431
Minority interest	$—	$—	$—	$(871)

(a)                    Amount for the year ended December 31, 2003 includes the purchase of the remaining 31% limited partnership interest in Appalachian Basin Partners, LP ($44.2 million).

NORESCO

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

OPERATIONAL DATA
Revenue backlog, end of period (thousands)	$83,526	$134,195	$83,526	$134,195

Gross profit margin	27.4%	30.9%	26.9%	24.0%
SG&A as a % of revenue	16.1%	16.0%	16.0%	13.3%

Capital expenditures (thousands)	$153	$60	$538	$307

FINANCIAL DATA (Thousands)
Energy service contract revenues	$39,434	$41,226	$146,426	$170,703
Energy service contract costs	28,619	28,469	107,090	129,689
Net operating revenues (gross profit margin)	10,815	12,757	39,336	41,014

Operating expenses:
Selling, general and administrative expenses	6,356	6,609	23,403	22,667
Depreciation and amortization	241	330	987	1,416
Total operating expenses	6,597	6,939	24,390	24,083

Operating income	$4,218	$5,818	$14,946	$16,931

Equity earnings from nonconsolidated investments	$6	$39	$1,152	$2,470
International investments, primarily impairment	$661	$(11,059)	$(39,590)	$(11,059)
Minority interest	$(142)	$(265)	$(976)	$(542)